Exhibit 21.1

Subsidiaries of ICG Group, Inc.

Name	Jurisdiction of Incorporation
Internet Capital Group Operations, Inc.	Delaware
ICG Holdings, Inc.	Delaware
ICG Relay Holdings, Inc.	Delaware
2008 Internet Capital LP	Delaware
2009 Internet Capital LP	Delaware
Acquirgy, Inc.	Delaware
Anthem Ventures Annex Fund, L.P.	Delaware
Anthem Ventures Fund, L.P.	Delaware
Anthem Venture Investors, LLC	Delaware
BOLT Solutions Inc.	Delaware
BOLT Finance LLC	Connecticut
Business Owners Liability Team LLC	Delaware
Insequor Israel Ltd.	Israel
Superior Access Insurance Services, Inc.	California
CIML, LLC	Delaware
mylist Corporation	Delaware
GovDelivery Holdings, Inc.	Delaware
GovDelivery, Inc.	Minnesota
GovLoop, Inc.	Minnesota
C Three Holdings Limited Liability Company (d/b/a gov-interact)	New Jersey
InstaMed Holdings, Inc.	Delaware
InstaMed Communications, LLC	Pennsylvania
MSDSonline Holdings, Inc.	Delaware
MSDSonline Inc.	Delaware
Parchment Inc.	Delaware
QC Holdings Inc. (f/k/a WhiteFence, Inc.)	Delaware
Symbio S.A.	Luxembourg

Unless otherwise provided, each of the subsidiaries named above does business under the same name.